Exhibit 4.5

TAYLOR CAPITAL GROUP, INC.

FORM OF NON-EMPLOYEE DIRECTOR

NOTICE OF RESTRICTED STOCK GRANT

Director Name:

You have been awarded shares of Common Stock (“Shares”) of Taylor Capital Group, Inc. (the “Company”) as follows:

Date of Award:

Total Number of Shares Awarded:

Total Grant Date Value of Shares

Awarded:

Vesting Schedule:

You and the Company hereby agree that this award is granted under and governed by the terms and conditions of the Restricted Stock Award, which is attached hereto and made an integral part hereof, and the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan, as the plan may be amended from time to time. You and the Company each agree to be bound by all of the terms and conditions set forth in the Restricted Stock Award (attached hereto).

Taylor Capital Group, Inc.

By:

Its:

Completed by:

Reviewed by:

TAYLOR CAPITAL GROUP, INC.

FORM OF NON-EMPLOYEE DIRECTOR RESTRICTED STOCK AWARD

In consideration of the premises, mutual covenants and agreements herein, the Taylor Capital Group, Inc. (the “Company) and the non-employee director identified in the Notice of Restricted Stock Grant (“Director”) agree as follows:

ARTICLE 1

AWARD

Section 1.1. Award of Shares. Subject to all of the terms and conditions set forth in this Restricted Stock Award (the “Agreement”), the Company hereby grants to Director that number of shares of Common Stock (the “Restricted Shares”) set forth under the heading “Total Number of Shares Awarded” in the Director’s Notice of Restricted Stock Grant.

Section 1.2. Conditions to Award. The award of Restricted Shares to Director is conditioned upon Director, concurrently with the execution of this Agreement, delivering to the Company: (1) if requested by the Company, a duly signed stock power, endorsed in blank, relating to the Restricted Shares as required under Section 2.5 hereof, and (2) such other documents or agreements as the Company may request.

Section 1.3. Voting and Other Rights. Upon Director’s timely compliance with each of the conditions set forth in Section 1.2 hereof, Director shall have all of the rights and status as a shareholder of the Company in respect of the Restricted Shares, including the right to vote such shares and to receive dividends or other distributions thereon. Any cash dividends paid on any Restricted Shares shall automatically be reinvested in additional Restricted Shares (based on the Fair Market Value of the Common Stock on the date on which the cash dividend is paid), which shall be subject to the same restrictions and conditions as apply to the original grant of Restricted Shares hereunder. In the event any non-cash dividends or other distributions, whether in property, or stock of another company, are paid on any Restricted Shares, such non-cash dividends or other distributions payable to the Director shall be retained by the Company and not delivered to the Director until such time as the Restrictions described in Section 2.1 on the Restricted Shares with respect to which such non-cash dividends or other distributions have been paid shall have lapsed; provided that any such non-cash dividends and other distributions shall be transferred to the Director in the same taxable year of the Director as the taxable year in which the Restrictions described in Section 2.1 have lapsed.

Section 1.4. Subject to Plan. This Restricted Stock Award is subject to all of the terms and conditions of the Taylor Capital Group, Inc. 2011 Incentive Compensation Plan (as the same may be amended from time to time) (the “Plan”). Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan. Certain other capitalized terms are defined in Section 4.1 of this Agreement.

ARTICLE 2

RESTRICTIONS

Section 2.1. Restrictions. The Restricted Shares are being awarded to Director subject to the following forfeiture and transfer restrictions (collectively, the “Restrictions”).

(a) Forfeiture. Upon Director’s separation from service from the Board for any reason, all Restricted Shares which are not Vested Shares (or have not become Vested Shares under Section 2.3 hereof) at the effective time of such separation, shall immediately thereafter be returned to or canceled by the Company, and those shares shall be forfeited by Director to the Company. Upon any forfeiture of Restricted Shares under this Section 2.1(a), the Company will not be obligated to pay Director any consideration whatsoever for the forfeited Restricted Shares.

(b) Transfer. Until the date that the Restricted Shares become Vested Shares (as defined in Section 2.2 hereof), Director may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, anticipate, alienate, attach, sell, assign, pledge, encumber, charge or otherwise transfer any of the Restricted Shares without the written consent of the Company, which consent may be withheld by the Company in its sole discretion.

Section 2.2. Lapse of Restrictions. Subject to the other terms of this Agreement, the Restrictions set forth in Section 2.1 shall lapse with respect to the Restricted Shares awarded hereunder only at the time or times and as to that number of Restricted Shares determined in accordance with the Vesting Schedule set forth in the Director’s Notice of Restricted Stock Grant. To the extent the Restrictions described in Section 2.1 shall have lapsed with respect to Restricted Shares subject to this Restricted Stock Award, those shares are referred to herein as “Vested Shares.”

Section 2.3. Acceleration of Vesting. Notwithstanding the Vesting Schedule set forth in the Director’s Notice of Restricted Stock Grant, the Restrictions set forth in Section 2.1 shall lapse with respect to any Restricted Shares that have not otherwise vested as of the Director’s separation from service from the Board if such separation is deemed by the Committee to be for reason of the Director’s death or Disability. The accelerated vesting provided for in this Section 2.3 shall be conditioned on the Restricted Shares not having previously been forfeited pursuant to Section 2.1(a).

Section 2.4. Termination of Vesting. In the event the Director separates from service from the Board for any reason, then, other than as provided in Section 2.3 above, no further vesting (pro rata or otherwise) shall occur after the occurrence of such event.

Section 2.5. Issuance of Shares; Restrictive Legend. Stock certificates in respect of the Restricted Shares may be issued by the Company subject to Director’s fulfillment of the conditions set forth in Section 1.2 hereof. Any such certificates shall be registered in Director’s name and shall be inscribed with a legend evidencing the Restrictions, and such additional legends as may be required to comply with the Securities Act of 1933, as amended, and other applicable federal or state securities laws.

Alternatively, the Company may issue Restricted Shares hereunder in uncertificated form.

Section 2.6. Custody. All certificates representing the Restricted Shares (other than Vested Shares) shall be deposited, together with stock powers executed by Director, in proper form for transfer, with the Company. The Company shall provide Director with a copy of any certificate representing the Restricted Shares, or such other evidence thereof as may be determined by the Company, which shall contain the legends described in Section 2.5. The Company is hereby authorized to cause the transfer into its name of the Restricted Shares (and any non-cash distributions or other property described in Section 1.3 hereof) which are forfeited to the Company pursuant to Section 2.1(a) hereof. At the request of Director, certificates representing Vested Shares shall, subject to any applicable securities law restrictions, be delivered by the Company to Director or Director’s personal representative. Certificates representing shares that have become Vested Shares in accordance with Section 2.2, 2.3 or 3.1 shall be issued without the legend evidencing the Restrictions, but may contain such legends as may be required to comply with the Securities Act of 1933, as amended, or any other applicable federal or state securities laws.

ARTICLE 3

CHANGE IN CONTROL; ADJUSTMENTS

Section 3.1. Consequences of a Change in Control. In the event that (i) this Restricted Stock Award is not assumed or substituted for by the resulting or surviving entity (“Successor”) as part of a Change in Control of the Company (as defined below), or (ii) the Director’s service on the Board or the board of directors of any Subsidiary or a Successor ceases involuntarily and without Cause less than twenty-four months (the “Applicable Period”) after the effective date of a Change in Control, the Restricted Shares shall become Vested Shares as of the Acceleration Date (as defined below).

(a) For purposes of this Restricted Stock Award, the “Acceleration Date” shall mean, in the case of a failure to assume or substitute this Restricted Stock Award as described in clause (i) of the preceding sentence, the date on which the Change in Control occurs, and, in the case of the Director’s separation from service without Cause within the Applicable Period following the effective date of such Change in Control as described in clause (ii) of the preceding sentence, the effective date of the Director’s separation.

(b) Notwithstanding any other provision of this Restricted Stock Award to the contrary, whether express or implied, the Compensation Committee may, in its sole discretion, by providing at least 30-days prior written notice to the Director, elect to cause the Restricted Shares to become Vested Shares effective as of the date of the Change in Control.

Section 3.2. Change in Control. For purposes of this Agreement, a “Change in Control” shall mean any of the following:

(a) A change in the ownership of the Company. A change in the ownership of the Company shall occur on the day that any one person, or more than one person acting as a Group, except for the Taylor Family, the Steans Family or any Group of which either the Taylor Family or the Steans Family is a member, acquires ownership of stock of the Company that, together with all other stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.

(b) A change in the effective control of the Company. A change in the effective control of the Company occurs on the date that a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c) A change in the ownership of a substantial portion of the Company’s. A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a Group, acquires (or has acquire during the twelve (12) month period ending on the date of the most recent acquisition by such person) assets from the Company that have a total Gross Fair Market Value (as defined below) equal to or more than fifty percent (50%) of the total Gross Fair Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that, a transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(1) a stockholder of the Company or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock; or

(2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank.

For purposes of this definition of Change in Control, the following terms shall have the following meanings:

(x) “Taylor Family” means (i) Iris Taylor and the Estate of Sidney J. Taylor, (ii) a descendant (or a spouse of a descendant) of Sidney J. Taylor and Iris Taylor, (iii) any estate, trust (including any charitable remainder trust), guardianship or custodianship formed or to be formed for the primary benefit of any individual described in (i) or (ii) above, and (iv) any proprietorship, partnership, limited liability company, foundation or corporation controlled directly or indirectly by one or more individuals or entities described in (i), (ii), or (iii) above.

(y) “Steans Family” shall mean Harrison I. Steans, Jennifer W. Steans, the spouses, descendants, or spouses of descendants of any one or more of the foregoing persons, any estates, trusts (including charitable remainder trusts), custodianships or guardianships formed or to be formed primarily for the benefit of any one or more of the foregoing persons, and any proprietorships, partnerships, limited liability companies, foundations or corporations controlled directly or indirectly by any one or more of the foregoing persons or entities.

(z) “Group” and “Gross Fair Market Value” shall have the meanings assigned to those terms under the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code.

Section 3.3. Binding Nature of Adjustments. Adjustments under this Article 3 or under Section 10 of the Plan will be made by the Compensation Committee, whose determination as to what adjustments, if any, will be made, will be final, binding and conclusive. No fractional shares will be issued pursuant to the Award on account of any such adjustments. The terms “Restricted Shares” and “Vested Shares” shall include any shares, securities, or other property that Director receives or becomes entitled to receive as a result of Director’s ownership of the original Restricted Shares, and any such shares, securities or other property shall be subject to the same Restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the Restricted Shares with respect to which such shares, securities or other property are issued.

ARTICLE 4

DEFINITIONS

Section 4.1. Definitions. For purposes of this Award, the following terms shall have the following meanings:

“Bank” shall mean Cole Taylor Bank.

“Board” shall mean the board of directors of the Company.

“Cause” shall the Director’s (i) conviction of, or a plea of guilty or nolo contendere, to a felony or a crime involving moral turpitude, or (ii) act of fraud embezzlement, theft or dishonesty against the Company and/or the Bank.

“Disability” for the purposes of this Agreement, shall be deemed to have occurred if the Committee determines that Director has a physical or mental impairment, as confirmed by a licensed physician selected by the Committee, which renders Director unable to engage in any substantial gainful activity, and is expected to result in death or is expected to last for a continuous period of not less than twelve (12) months. This definition of “Disability” is intended to comply with section 409A of the Code, and the regulations promulgated thereunder, and shall be interpreted and administered in accordance with said provisions. Separation due to disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.

“Subsidiary” or “Subsidiaries” shall mean any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof.

“TARP” shall mean Troubled Asset Relief Program established by the U.S. Department of the Treasury under the Emergency Economic Stabilization Act of 2008, as amended.

“TARP Requirements” shall mean the executive compensation and corporate governance requirements of Section 111 of the Emergency Economic Stabilization Act of 2008, as amended, with respect to TARP, and any Treasury regulations or other guidance with respect thereto.

ARTICLE 5

MISCELLANEOUS

Section 5.1. Administration. This Agreement shall be administered by the Compensation Committee (the “Committee”) or its delegates as provided in Section 4 of the Plan. The Committee is authorized, subject to the provisions of the Plan, from time to time to establish such rules and regulations, to make such interpretations and determinations, and to take such actions as it may deem necessary, appropriate or advisable for the proper administration of the Plan and any awards granted thereunder, and all rules, regulations, interpretations, determinations and actions shall be binding on all participants. Benefits under this Plan will be provided only if the Committee decides in its discretion that the applicant is entitled to them.

Section 5.2. No Guarantee of Service. Nothing in this Agreement or any awards hereunder shall be construed as a contract or enforceable promise for services or any level of compensation between the Company or any Subsidiary and the Director.

Section 5.3. No Limitation on Corporate Actions. Nothing in this Agreement or any awards made hereunder shall affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital structure or business of the Company or any Subsidiary, or any merger or consolidation of the Company or any Subsidiary, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any Subsidiary, or any sale or transfer of all or any part of the assets or business of the Company, or any Subsidiary, or any other act or proceeding, whether of a similar character or otherwise. Nothing contained in this Agreement or any awards shall be construed to prevent the Company or any Subsidiary from taking any corporate action outside of this Agreement which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on any awards made under this Agreement. No employee or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

Section 5.4. Director. Whenever the word “Director” is used in any provision of this Agreement, under circumstances where the provision should logically be construed to apply to the estate, personal representative or beneficiary to whom this Award may be transferred by will or by the laws of descent and distribution, the word “Director” shall be deemed to include such person.

Section 5.5. Nontransferability of Award. This Award is not transferable by the Director otherwise than by will or the laws of descent and distribution.

Section 5.6. Entire Agreement; Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

Section 5.7. Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

Section 5.8. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois (regardless of the law that might otherwise govern under applicable Illinois principles of conflict of laws).

Section 5.9. Code Section 409A and TARP Requirements. This Restricted Stock Award is intended to be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (“Section 409A”). In addition, this Restricted Stock Award is intended to comply with the TARP Requirements, to the extent applicable. Notwithstanding the foregoing or any provision of the Plan or this Restricted Stock Award to the contrary, if any provision of this Restricted Stock Award or the Plan contravenes Section 409A or could cause the Director to incur any tax, interest or penalties under Section 409A, or could violate the TARP Requirements, the Committee may, in its sole discretion and without the Director’s consent (i) modify such provision or (ii) limit or restrict the Director’s rights under such provision to the extent it deems appropriate to comply with Section 409A or the TARP Requirements, or to avoid being subject to, Section 409A, or to avoid the incurrence of taxes, interest and penalties under Section 409A.

Section 5.10. Conflicts. In the event of any conflict between the Plan and the terms of this Agreement or the terms of the Director’s Notice of Restricted Stock Grant, the terms of the Plan control.